Exhibit 99.1

AIM ImmunoTech Announces 1-for-100 Reverse Stock Split

OCALA, Fla., June 11, 2025/ AIM ImmunoTech Inc. (OTC Pink: AIMID) (NYSE American: AIM) (“AIM” or the “Company”) today announced a reverse stock split (“Reverse Stock Split”) of its shares at a ratio of 1-for-100. The Reverse Stock Split will take effect at market open tomorrow, June 12, 2025. The Company’s ticker symbol on the OTC Pink will be AIMID for 20 trading days, including the effective date.

One of the primary goals of the Reverse Stock Split is to increase the per-share market price of the Company’s common stock to enable the Company to regain compliance with the NYSE American’s Listing Qualifications.

At a Special Meeting of Stockholders held on April 30, 2025, the Company’s stockholders approved a series of alternate amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range of up to 1-for-100, with such ratio to be determined by the Company’s Board of Directors. Stockholders will be given cash in lieu of any fractional shares on a post-split basis. Following the Reverse Stock Split, the new CUSIP number of the common stock will be 00901B303, with the par value per share of common stock remaining at $0.001.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that Ampligen will be approved as a therapy in any indication. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com